Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-161849, 333-43756, 333-52020, 33-85692, 33-50564, 33-56756, 33-67160, 333-24207, 333-05719, 333-27089, 333-39095, 333-61889, 333-84716, 333-95601, 333-117368, 333-146321 and 333-95603 on Form S-8, and Registration Statements Nos. 33-77024, 333-161848, and 333-171332 on Form S-3 of our reports dated February 28, 2011, relating to the consolidated financial statements and financial statement schedule of Callaway Golf Company (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Callaway Golf Company for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Costa Mesa, California

February 28, 2011